November 17, 2025

Todd Tuckner
Chief Financial Officer
UBS Group AG
Bahnhofstrasse 45
CH-8001 Zurich, Switzerland

       Re: UBS Group AG
           Form 20-F for Fiscal Year Ended December 31, 2024
           File No. 001-36764
Dear Todd Tuckner:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Finance